DATALINK SYSTEMS CORPORATION
                          COMPUTATION OF NET LOSS PER SHARE
                                     (unaudited)
                                                                 Cumulative
                                                                 period from
                                                                June 15, 1993
                  Three Months Ended      Nine months Ended    (date of incep-
                     December 31,            December 31,      tion) to Decem-
                   1997        1996        1997         1996     ber 31, 1997
               ----------  ----------  ------------  ----------- ------------
Weighted
 average
 common shares
 outstanding
 for the
 period        19,509,012   19,022,461   19,341,107   17,210,329   14,402,827

Shares used
 in per share
 calculations  19,509,012   19,022,461   19,341,107   17,210,329   14,402,827

Net loss       $ (929,998) $(2,041,539) $(2,888,293) $(4,024,175) $(9,823,899)

Net loss
per share      $    (0.05) $     (0.11) $     (0.14) $    (.0.23) $     (0.68)

Calculated in accordance with the guidelines of Item 601 of Regulation S-B.

Primary and fully diluted calculations are substantially the same.